- PRESS RELEASE -

Contact:     Katharina Manok
Günther Braun
ROFIN-SINAR
734-416-0206
- or -
011-49-40-733-63-4256

ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER
OF FISCAL YEAR 2015

•	Quarterly earnings per share increased 175% year-over-year, from $0.08 to $0.22

•	Solid operating results were adversely affected by volatility in currency exchange rates during the quarter

Plymouth, MI / Hamburg, Germany, February 5, 2015 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first fiscal quarter ended December 31, 2014.

FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three months ended

	12/31/14	12/31/13	% Change

Net sales	$122,387	$121,189	1%
RSTI net income	$6,166	$2,210	179%
Earnings per share "Diluted" basis*	$0.22	$0.08	175%

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.2 million and 28.3 million for the fiscal quarters ended December 31, 2014 and 2013, respectively

“Our first quarter results demonstrate that our business is performing well. We achieved excellent sales levels in the automotive and solar industries, as well as solid sales in the machine tool, electronics and medical device industries, although sales to the semiconductor industry softened. These results were adversely affected by exchange rate volatility, since nearly 70% of our revenue is not dollar-denominated. Our quarterly earnings per share nearly tripled year-over-year, helped by a reduction in operating expenses, but were negatively impacted by volume-related, under-absorbed fixed costs, timing for revenue recognition on certain orders, and a less favorable product mix, which resulted in net sales and earnings per share below our guidance for the quarter. Applying the average exchange rates underlying our last fiscal year, orders came in as expected on a very solid level,” said Günther Braun, CEO and President of RSTI.

“We expect European and North American business conditions to be stable throughout the calendar year, assuming that European monetary policy does not have a significant influence on the economy. We also expect our Asian business to improve over the year, primarily due to the Chinese government’s initiatives in infrastructure, green and semiconductor technologies, as well as stable business in our other Asian markets.”

“We continue to see increased interest from worldwide OEM customers for our third generation of high-power fiber lasers and we have started to produce these fiber lasers for first shipments in February. We will continue to introduce new products, such as ultrashort-pulse lasers, and use our products in new applications such as brittle material cutting, which together will help us to achieve our gross margin goal of 40% by the fourth quarter of fiscal year 2015. Our substantial backlog, as well as other business prospects in our pipeline, position us to significantly improve our market position and support future growth in revenue and profitability,” Mr. Braun concluded.

FINANCIAL REVIEW

- First Quarter -
Net sales totaled $122.4 million for the first quarter ended December 31, 2014, a 1% increase over the first quarter of fiscal year 2014. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $7.1 million in the first quarter. Gross profit totaled $42.6 million, or 35% of net sales, compared to $41.3 million, or 34% of net sales, in the same period of fiscal year 2014. RSTI net income amounted to $6.2 million, or 5% of net sales, compared to $2.2 million, or 2% of net sales, in the comparable quarter last fiscal year. The diluted per share calculation equaled $0.22 for the quarter based upon 28.2 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.08 based upon 28.3 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses amounted to $24.1 million, representing 20% of net sales, and decreased by $1.3 million compared to last fiscal year’s first quarter. Net R&D expenses decreased by $0.9 million to $10.6 million (9% of net sales), compared to $11.5 million (10% of net sales) in the first quarter of fiscal year 2014.

Sales of laser products for macro applications decreased by 3% to $47.7 million, accounting for 39% of total sales. Sales of lasers for marking and micro applications increased by 3% to $57.6 million representing 47% of total sales. Sales of components increased by 6% to $17.1 million representing 14% of total sales.

On a geographical basis, revenues in North America increased by 10%, totaling $27.1 million and by 5% in Asia, to $39.0 million, and decreased by 5% in Europe, to $56.3 million.

The following table illustrates the development of the order entry and sales figures, taking into account exchange rate fluctuations. The non-GAAP presentation shows the first quarter 2015 figures when applying the average exchange rates of the first quarter of fiscal year 2014:

	12/31/14 GAAP	12/31/14 Non-GAAP	12/31/13 GAAP
Sales	$122,387	$129,479	$121,189
Order Entry	$122,691	$137,588	$140,591

- Backlog -
Order entry for the quarter decreased by 13% to $122.7 million compared to the first quarter of fiscal year 2014, resulting in a backlog of $141.6 million as of December 31, 2014, mainly for laser products. As of December 31, 2014, ROFIN-SINAR had a book-to-bill ratio of 1.0 for the first quarter.

- Outlook -
For the second quarter ending March 31, 2015, taking into account the anticipated impact of the average exchange rate, the Company expects sales to be in the range of $121 million to $126 million and earnings per share to be in the range of $0.21 to $0.23.

For the fiscal year ending September 30, 2015, the Company is updating its guidance because of the current negative impact of the average exchange rates. This updated guidance does not reflect any material change in the operating assumptions underlying the Company’s earlier guidance for its fiscal year. The Company now expects sales to range between $515 million to $535 million and net income profitability at the mid-point of the sales range to be around 7% of net sales.

The Company’s second quarter and fiscal year 2015 guidance takes into account the estimated unfavorable impact of the average exchange rate resulting mainly from the recent strengthening of the US dollar, to the extent that it continues. The majority of any such impact affects the sales level, with net income being affected to a lesser degree due to natural hedging.

Actual results may differ from this forecast, including as a result of higher volatility in exchange rates, and are subject to the safe harbor statement discussed in more detail below.

Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance. The Company has chosen to provide this information to investors to enable them to perform comparisons of order entry and sales results.

With almost 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 52,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, February 5, 2015. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company’s home page for approximately 90 days. For the live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Briget Ampudia, Taylor Rafferty, New York at +1-212-889-4350 or Miles Chapman, Taylor Rafferty, London at +44 (0) 203 666 5069.

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)

	Three months Ended		Twelve months Ended
	(unaudited)		(unaudited)

	12/31/14	12/31/13	09/30/14

- Macro	$47,708	$49,086	$209,632
- Marking/Micro	57,606	55,976	250,228
- Components	17,073	16,127	70,257
Net Sales	122,387	121,189	530,117

Costs of goods sold	79,760	79,881	341,202

Gross profit	42,627	41,308	188,915
Selling, general and administrative expenses	24,100	25,393	106,051
Intangibles amortization	784	691	2,906
Research and development expenses	10,616	11,540	45,900

Income from operations	7,127	3,684	34,058

Other income (Loss)	1,280	(199)	2,622

Income before income tax	8,407	3,485	36,680

Income tax expense	2,237	1,233	11,528

Net Income	6,170	2,252	25,152

Net income (loss) attributable to non-controlling interest	4	42	(16)

Net income attributable to RSTI	$6,166	$2,210	$25,168

Net income attributable to RSTI *”diluted” basis	$0.22	$0.08	$0.89
**”basic” basis	$0.22	$0.08	$0.90

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.2 million and 28.3 million for the fiscal quarters ended December 31, 2014 and 2013, respectively, and 28.2 million for the 12 month period ended September 30, 2014.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.0 million and 28.1 for the fiscal quarters ended December 31, 2014 and 2013, and 28.1 million for the 12 month period ended September 30, 2014.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	12/31/2014	9/30/2014
ASSETS

Cash, cash equivalents and short-term investments	$148,410	$141,658
Trade accounts receivable, net	94,599	108,026
Inventories, net	187,071	190,321
Other current assets	35,679	33,870
Total current assets	465,759	473,875
Net property and equipment	90,998	79,703
Other non-current assets	132,464	135,007
Total non-current assets	223,462	214,710

Total assets	$689,221	$688,585

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	5,604	3,255
Accounts payable, trade	18,248	22,702
Other current liabilities	71,619	73,896
Total current liabilities	95,471	99,853
Long-term debt	23,003	11,511
Other non-current liabilities	37,859	38,512
Total liabilities	156,333	149,876

Net stockholders' equity	532,888	538,709

Total liabilities and stockholders' equity	$689,221	$688,585

The Company’s conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act.
Certain information in this press release that relates to future plans, events or performance, including statements such as “We expect European and North American business conditions to be stable throughout the calendar year, assuming that European monetary policy does not have a significant influence on the economy. We also expect our Asian business to improve over the year, primarily due to the Chinese government’s initiatives in infrastructure, green and semiconductor technologies, as well as stable business in our other Asian markets” or “We continue to see increased interest from worldwide OEM customers for our third generation of high-power fiber lasers and we have started to produce these fiber lasers for first shipments in February. We will continue to introduce new products, such as ultrashort-pulse lasers, and use our products in new applications such as brittle material cutting, which together will help us to achieve our gross margin goal of 40% by the fourth quarter of fiscal year 2015. Our substantial backlog, as well as other business prospects in our pipeline, position us to significantly improve our market position and support future growth in revenue and profitability” or “For the second quarter ending March 31, 2015, taking into account the anticipated impact of the average exchange rate, the Company expects sales to be in the range of $121 million to $126 million and earnings per share to be in the range of $0.21 to $0.23” or “The Company now expects sales to range between $515 million to $535 million and net income profitability at the mid-point of the sales range to be around 7% of net sales” or “The majority of any such impact affects the sales level, with net income being affected to a lesser degree due to natural hedging” is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company’s best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.